EXHIBIT 99.1

PRIME GROUP REALTY TRUST SUSPENDS SERIES B
PREFERRED DIVIDENDS FOR THE FIRST QUARTER OF 2010 AND
RECEIVES LENDER NOTICES REGARDING CONTINENTAL TOWERS

Chicago, IL. March 10, 2010 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that its Board of Trustees determined not to declare a quarterly distribution on its Series B Preferred Shares for the first quarter of 2010, and that the Board is unable to determine when the Company might recommence distributions on the Series B Preferred Shares. The Board is also in the process of considering various financing, capitalization, asset sales and other alternatives for the Company.

The Board’s decision was based on the Company’s current capital resources and liquidity needs and the overall negative state of the economy and capital markets. The Board intends to review the suspension of the Series B Preferred distributions periodically based on the Board’s ongoing review of the Company’s financial results, capital resources and liquidity needs, and the condition of the economy and capital markets. The Company can give no assurances that distributions on the Company’s Series B Preferred Shares will be resumed, or that any financing, capitalization, asset sales or other alternatives will be satisfactorily concluded.

On March 2, 2010, the Company disclosed that the two of its subsidiaries that own portions of the Continental Towers Complex in Rolling Meadows, Illinois were in default on their respective mortgage loans that encumber the property. On March 5, 2010, these two subsidiaries and the Company’s operating partnership, Prime Group Realty, L.P. (“PGRLP”), received notices from the lender that the lender was accelerating the maturity date of the loans and demanding payment of all amounts due under the loans.

The Company’s subsidiaries which are the borrowers under the loans are currently in discussions with the Lender regarding the loans, including the possibility of a deed in lieu of foreclosure transaction with the lender and other related matters.

Pursuant to the terms of each loan, the loans are non-recourse to their respective borrowers, subject to customary non-recourse carve-outs, including but not limited to, certain environmental matters, fraud, waste, misapplication of funds, various special purpose entity covenants, the filing of a voluntary bankruptcy and other similar matters, which non-recourse carve-outs have been guaranteed by PGRLP. The Company is currently not aware of the occurrence of any event that would constitute a non-recourse carve-out on either loan.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 7 office properties containing an aggregate of approximately 3.2 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.2 million square feet comprising all of its wholly-owned properties. In addition, the Company is the asset and development manager for an approximately 1.1 million square foot office building located at 1407 Broadway Avenue in New York, New York. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300